Filed Pursuant to Rule 424(b)(5)

Registration No. 333-202430

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Floating Rate Notes due 2019	€1,250,000,000	100.350%	$1,326,627,000	$153,756.07
0.000% Notes due 2020	€1,000,000,000	99.946%	$1,057,028,896	$122,509.65
0.250% Notes due 2022	€1,000,000,000	99.856%	$1,056,077,056	$122,399.33
1.000% Notes due 2027	€ 750,000,000	98.889%	$ 784,387,548	$ 90,910.52

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a dollar/euro exchange rate of $1.0576/€ 1 as of the close of the London Stock Exchange on the pricing date (February 28, 2017).

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 2, 2015)

Pfizer Inc.

€1,250,000,000 FLOATING RATE NOTES DUE 2019

€1,000,000,000 0.000% NOTES DUE 2020

€1,000,000,000 0.250% NOTES DUE 2022

€750,000,000    1.000% NOTES DUE 2027

The floating rate notes (the “floating rate notes”) will mature on March 6, 2019, the 2020 notes (the “2020 notes”) will mature on March 6, 2020, the 2022 notes (the “2022 notes”) will mature on March 6, 2022 and the 2027 notes (the “2027 notes”) will mature on March 6, 2027. We refer to the 2020 notes, the 2022 notes and the 2027 notes collectively as the “fixed rate notes,” and the fixed rate notes and the floating rate notes collectively as the “notes.” The notes will be our unsecured and unsubordinated debt obligations and will not have the benefit of any sinking fund. Interest on the floating rate notes will be payable quarterly in arrears on March 6, June 6, September 6 and December 6 of each year, beginning on June 6, 2017. Interest on the fixed rate notes will be payable annually in arrears on March 6 of each year, beginning on March 6, 2018. We may redeem the fixed rate notes in whole, at any time, or in part from time to time, at the prices set forth in this prospectus supplement. See “Description of Notes—Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund.” In addition, we may redeem the notes in whole, but not in part, at any time in the event of certain developments affecting taxation. See “Description of Notes—Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund.”

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2016.

	Public Offering Price		Underwriting Discount	Offering Proceeds to Pfizer, Before Expenses
Per Floating Rate Note	100.350%		0.125%	100.225%
Floating Rate Notes Total	€1,254,375,000	(1)	€1,562,500	€1,252,812,500	(1)
Per 2020 Note	99.946%		0.250%	99.696%
2020 Notes Total	€999,460,000	(1)	€2,500,000	€996,960,000	(1)
Per 2022 Note	99.856%		0.350%	99.506%
2022 Notes Total	€998,560,000	(1)	€3,500,000	€995,060,000	(1)
Per 2027 Note	98.889%		0.450%	98.439%
2027 Notes Total	€741,667,500	(1)	€3,375,000	€738,292,500	(1)

(1)	Plus accrued interest from March 6, 2017, if settlement occurs after that date.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”). The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to monitor such listing and we may delist the notes at any time. We do not otherwise intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes through Clearstream Banking, Société Anonyme and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about March 6, 2017.

Joint Book-Running Managers

Barclays	BNP PARIBAS	Goldman, Sachs & Co.	J.P. Morgan

BofA Merrill Lynch	Credit Suisse	HSBC

Senior Co-Managers

Morgan Stanley	Santander

Co-Managers

Drexel Hamilton	Lebenthal Capital Markets	Ramirez & Co., Inc.

February 28, 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale of notes made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you in connection with this offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, contains a description of our debt securities and gives more general information, some of which may not apply to this offering. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

References in this prospectus supplement to “Pfizer,” the “Company,” “we,” “us” and “our” are to Pfizer Inc. and its consolidated subsidiaries unless otherwise stated or the context so requires.

References in this prospectus supplement and the accompanying prospectus to “$,” “dollars” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this prospectus supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. No representation is made that any euro amounts converted into U.S. dollars as presented in this prospectus supplement could have been or could be converted into U.S. dollars at any such exchange rate or at all.

As of February 24, 2017, the U.S. dollar/euro exchange rate was U.S. $1.00 to €1.0580, which is the noon buying rate in the City of New York for cable for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

In connection with the issuance of the notes, Barclays Bank PLC, as stabilizing manager (or persons acting on its behalf), may over-allot notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that stabilization will necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date, or no later than 60 days after the date of the allotment of the notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. See “Underwriting.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning or by using future dates in connection with any discussion of, among other things, our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our acquisitions of Hospira, Inc., Anacor Pharmaceuticals, Inc., Medivation, Inc. and AstraZeneca’s small molecule anti-infectives business, our disposition of the Hospira Infusion Systems net assets, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results.

ii

A list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended December 31, 2016, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Risk Factors,” in our Current Reports on Form 8-K, and in this prospectus supplement and accompanying prospectus, in each case including in the section thereof captioned “Risk Factors.” You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC.

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (2003/71/EC) (and amendments thereto, including Directive 2010/73/EU) (the “Prospectus Directive”) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus have not been approved for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”) by a person authorized under FSMA. This prospectus supplement and the accompanying prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of FSMA does not apply.

This prospectus supplement and accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “Relevant Person”). This prospectus supplement and accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or accompanying prospectus or any of their contents.

iii

SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Pfizer Inc.

Pfizer is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines and vaccines, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products, and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered or developed by other companies or us. The majority of our revenues come from the manufacture and sale of biopharmaceutical products.

We are committed to capitalizing on growth opportunities by advancing our own pipeline and maximizing the value of our in-line products, as well as through various forms of business development, which can include alliances, licenses, joint ventures, collaborations, equity- or debt-based investments, dispositions, mergers and acquisitions. We regularly evaluate, engage in preliminary discussions concerning, and, where appropriate, execute on these opportunities, although we cannot predict whether we will enter into any such transaction and, if so, the terms or financing needs in connection therewith. Pursuing these opportunities may require us to obtain additional equity or debt financing, which could result in increased leverage and/or a downgrade of our credit ratings.

Pfizer Inc. was incorporated under the laws of the State of Delaware on June 2, 1942. Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017-5755 and our telephone number is (212) 733-2323.

Recent Developments

On February 24, 2017, we priced a public offering of $1,065,000,000 aggregate principal amount of 4.20% Notes due 2047 (the “2047 Notes”). The 2047 Notes are expected to be sold to professional institutional investors in Taiwan and we will apply to list the 2047 Notes on the Taipei Exchange. We expect to receive net proceeds from the offering of the 2047 Notes of $1,057,012,500 (after deducting underwriting commissions and the structuring fee, but before deducting expenses of the offering), which may be used for general corporate purposes, including to repay a portion of our outstanding commercial paper. The closing of the offering of the 2047 Notes is expected to occur on March 17, 2017, subject to satisfaction of customary closing conditions.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference.

Issuer	Pfizer Inc.

Securities offered	€1,250,000,000 aggregate principal amount of floating rate notes due 2019;

€1,000,000,000 aggregate principal amount of 0.000% notes due 2020;

€1,000,000,000 aggregate principal amount of 0.250% notes due 2022; and

€750,000,000 aggregate principal amount of 1.000% notes due 2027.

Original issue date	March 6, 2017.

Maturity date	March 6, 2019 for the floating rate notes;

March 6, 2020 for the 2020 notes;

March 6, 2022 for the 2022 notes; and

March 6, 2027 for the 2027 notes.

Interest rate	Three month EURIBOR plus 0.20%, reset quarterly; the minimum interest rate on the floating rate notes shall be zero;

0.000% per annum for the 2020 notes;

0.250% per annum for the 2022 notes; and

1.000% per annum for the 2027 notes.

Interest payment dates	Interest on the floating rate notes will accrue from and including March 6, 2017, and is payable quarterly in arrears on March 6, June 6, September 6 and December 6 of each year, beginning on June 6, 2017.

Interest on the fixed rate notes will accrue from and including March 6, 2017, and is payable on March 6 of each year, beginning on March 6, 2018.

Currency of payment

Principal, premium, if any, and interest payments in respect of the notes and additional amounts, if any, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary

Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of Notes—Issuance in Euros.”

Additional amounts	We will, subject to certain exceptions and limitations set forth herein, pay additional amounts on the notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on such notes to a beneficial owner who is not a United States person, after withholding or deduction for any tax, assessment or other governmental charge imposed by the United States or a taxing authority thereof or therein, will not be less than the amount provided in such notes to be then due and payable. See “Description of Notes—Payment of Additional Amounts.”

Optional redemption; redemption for tax reasons	The floating rate notes are not redeemable at our option except in connection with certain tax events as described in the next paragraph. We will have the right at our option to redeem the fixed rate notes of any series, in whole, at any time, or in part, from time to time, prior to maturity, at the redemption prices described in “Description of Notes—Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund.”

In addition, in the event of certain developments affecting taxation, we will have the right at our option to redeem the floating rate notes and the fixed rate notes of a series, in whole but not in part, at any time upon giving prior notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, to, but not including, the date of redemption. See “Description of Notes—Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund.”

Ranking	The notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.

Further issues	We may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series (except for the issue price and the public offering price).

Denomination	We will issue the notes in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Listing and Trading	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the information set forth under the heading “Risk Factors” in this prospectus supplement before investing in the notes.

Trustee	The Bank of New York Mellon.

Paying Agent	The Bank of New York Mellon, London Branch.

Registrar and Transfer Agent	The Bank of New York Mellon.

Governing Law	State of New York.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and the following risk factors. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

The notes are unsecured and will be effectively junior to our secured indebtedness to the extent of the collateral therefor.

The notes are our unsecured general obligations. Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the notes, to the extent of the assets securing such indebtedness. Thus, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of our secured indebtedness before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the notes. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, ratably, than holders of our secured indebtedness. As of December 31, 2016, Pfizer Inc. had no secured indebtedness.

Active trading markets may not develop for the notes and the notes may trade at a discount from their initial offering price.

The notes are new issuances of securities for which no public trading market currently exists. Although the underwriters have informed us that they intend to make markets in the notes, they are not obligated to do so, and any such market-making activities may be discontinued at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained.

Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering prices, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The market for the notes may not be free from disruptions that may adversely affect the prices at which you may sell the notes.

Holders of the notes will be structurally subordinated to our subsidiaries’ third-party indebtedness and obligations.

The notes are obligations of Pfizer Inc. exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of third-party creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of our creditors, including holders of the notes. Consequently, the notes will be structurally subordinated to all existing and future liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of December 31, 2016, our wholly-owned subsidiaries had aggregate borrowings under lines of credit and outstanding debt securities of approximately $7.1 billion.

Holders of the notes will receive payments in euros.

All payments of principal, premium, if any, and interest in respect of each series of the notes and any redemption price for such notes will be made in euros, subject to certain limited exceptions. We, the underwriters, the trustee and the paying agent with respect to the notes will not be obligated to convert, or to assist any registered owner or beneficial owner of such notes in converting, payments of interest, principal, any redemption price or any additional amount in euros made with respect to such notes into U.S. dollars or any other currency.

An investment in the notes by a holder whose functional currency is not the euro entails significant risks.

All payments of principal, premium, if any, and interest in respect of the notes and any redemption price for the notes will be made in euros. An investment in the notes by a holder whose functional currency is not the euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s functional currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular rate of exchange that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the holder’s functional currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder. If you are a beneficial owner of notes subject to United States federal income tax, see “U.S. Federal Income Tax Considerations” for certain United States federal income tax consequences related to the notes being denominated in euros.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. See “Description of Notes—Issuance in Euros.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. This market exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the market exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the years ended December 31, 2012 through 2016 is set forth below. All financial information for the years ended December 31, 2013 and 2012 reflects the June 24, 2013 disposition of Zoetis Inc. and its presentation as a discontinued operation. The financial information for the year ended December 31, 2012 reflects the Nutrition business, which was acquired in 2009 and which we sold on November 30, 2012, as a discontinued operation.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, noncontrolling interests and cumulative effect of a change in accounting principles less noncontrolling interests plus fixed charges, distributed income of equity-method investments, amortization of capitalized interest, excluding capitalized interest and equity income from equity-method investments. “Fixed charges” consists of interest expense (which includes amortization of debt premium, discount and other debt costs), preferred stock dividends, one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material, and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	7.2	8.0	9.3	11.3	7.7

USE OF PROCEEDS

We expect to receive net proceeds from this offering of €3,983,125,000 (after deducting underwriting discounts, but before deducting expenses of the offering). We may use the net proceeds for general corporate purposes, including to repay a portion of our outstanding commercial paper. As of February 22, 2017, we had approximately $6.6 billion of commercial paper outstanding with a weighted average annual interest rate of 0.89% and a weighted average maturity of 72 days.

CURRENCY CONVERSION

Principal, premium, if any, and interest payments in respect of the notes and additional amounts, if any, will be payable in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis of the then most recently available market exchange rate for euros, as determined by us in our sole discretion. See “Description of Notes—Issuance in Euros.” This market exchange rate may be materially less favorable than the rate in effect at the time the notes were issued or as would be determined by applicable law. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under such notes or the indenture.

Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes that may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

DESCRIPTION OF NOTES

Each series of notes is a series of debt securities described in the accompanying prospectus. Reference should be made to the accompanying prospectus for a detailed summary of additional provisions of the notes and of the indenture dated as of January 30, 2001 between Pfizer and The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, which we refer to as the “base indenture,” as supplemented by the ninth supplemental indenture to be dated as of March 6, 2017 among Pfizer Inc., The Bank of New York Mellon, as trustee, and The Bank of New York Mellon, London Branch, as paying agent, which we refer to as the “ninth supplemental indenture.” When we refer to the “indenture,” we mean the base indenture, as supplemented by the ninth supplemental indenture. The following description is a summary of selected portions of the base indenture and the ninth supplemental indenture. It does not restate the base indenture or the ninth supplemental indenture, and those documents, not this description, define your rights as a holder of the notes.

References in this section to “Pfizer,” “we,” “us” and “our” are to Pfizer Inc., unless otherwise stated or the context so requires. The provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Defeasance” will apply to the notes.

Principal, Maturity and Interest

The floating rate notes will initially be limited to €1,250,000,000 aggregate principal amount, the 2020 notes will initially be limited to €1,000,000,000 aggregate principal amount, the 2022 notes will initially be limited to €1,000,000,000 aggregate principal amount and the 2027 notes will initially be limited to €750,000,000 aggregate principal amount. The floating rate notes will mature on March 6, 2019 (the “Floating Rate Maturity Date”), the 2020 notes will mature on March 6, 2020, the 2022 notes will mature on March 6, 2022 and the 2027 notes will mature on March 6, 2027. We will issue the notes in denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Interest on the 2020 notes will accrue at the annual rate of 0.000%, interest on the 2022 notes will accrue at the annual rate of 0.250% and interest on the 2027 notes will accrue at the annual rate of 1.000%. Interest on the fixed rate notes will accrue from and including March 6, 2017, and is payable on March 6 of each year, beginning on March 6, 2018. Interest on the fixed rate notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the fixed rate notes (or from March 6, 2017, if no interest has been paid on the fixed rate notes) to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association).

We will make each interest payment to the holders of record of the fixed rate notes at the close of business on the 15th calendar day (whether or not a business day) preceding the relevant interest payment date.

The Bank of New York Mellon, London Branch, will act as our paying agent with respect to the notes. Upon notice to the trustee, we may change any paying agent. Payments of principal, interest and premium, if any, will be made by us through the paying agent to Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking, Société Anonyme, Luxembourg (“Clearstream”) as described under “—Book-Entry.”

Interest—Floating Rate Notes

Interest on the floating rate notes will accrue from and including March 6, 2017 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the floating rate notes on each March 6, June 6, September 6 and December 6 of each year, with the first interest payment being made on June 6, 2017. We will make interest payments to the person in whose name the notes are registered at the close of business on the 15th calendar day (whether or not a business day) preceding the respective interest payment date.

The per annum interest rate on the floating rate notes in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate plus 20 basis points (0.20%) (the “Floating Interest Rate”), provided, however, that in no event shall the interest rate be less than zero. The Floating Interest Rate for each Floating Rate Interest Period will be set on March 6, June 6, September 6 and December 6 of each year, and will be set for the initial Floating Rate Interest Period on March 6, 2017 (each such date, a “Floating Rate Interest Reset Date”) until the principal on the floating rate notes is paid or made available for payment (the “Floating Rate Principal Payment Date”). If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date occurring on March 6, 2017) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day.

“EURIBOR business day” means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the TARGET System, or any successor thereto, operates.

“Floating Rate Interest Period” shall mean the period from and including a Floating Rate Interest Reset Date to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including such Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR business day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Floating Rate Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

The “Applicable EURIBOR Rate” shall mean the rate determined in accordance with the following provisions:

(1)	Two prior TARGET days on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an “Interest Determination Date”), The Bank of New York Mellon, London Branch (the “Calculation Agent”), as agent for us, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. “Reuters Screen EURIBOR01 Page” means the display designated on page “EURIBOR01” on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below.

(2)

With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by us (the “Reference Banks”) at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by us at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by us are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

The amount of interest for each day that the floating rate notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes (known as the “Actual/360” day count). The amount of interest to be paid on the floating rate notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

The Floating Interest Rate and amount of interest to be paid on the floating rate notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any holder of the floating rate notes, provide the interest rate at the time of the last interest payment date with respect to the floating rate notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the floating rate notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Interest Period, or that we propose to remove such Calculation Agent, we shall appoint ourselves or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

Issuance in Euros

Initial holders of the notes will be required to pay for the notes in euros, and principal, premium, if any, and interest payments and additional amounts, if any, in respect of the notes will be payable in euros.

If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted to U.S. dollars on the basis of the most recently available market exchange rate for euros, as determined by us in our sole discretion. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the indenture or the notes. Neither the trustee nor the paying agent will be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations.

Payment of Additional Amounts

All payments in respect of the notes will be made by or on behalf of us without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, we will pay to a beneficial owner who is not a United States person such additional amounts on the notes as are necessary in order that the net payment of the principal of, and premium or redemption price, if any, and interest on, such notes to such beneficial owner, after such withholding or deduction (including any withholding or deduction on such additional amounts), will not be less than the amount provided in such notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts will not apply:

(a)	to any tax, assessment or other governmental charge that would not have been imposed but for the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner if the beneficial owner is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as (i) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States, or being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States; (ii) being a controlled foreign corporation related to Pfizer directly, indirectly or constructively through stock ownership for U.S. federal income tax purposes; (iii) being an owner of a 10% or greater interest in voting stock of Pfizer within the meaning of Section 871(h)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or (iv) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b)	to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or a member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly from Pfizer its beneficial or distributive share of the payment;

(c)	to any tax, assessment or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner of the applicable notes to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such notes, if compliance is timely requested by Pfizer and required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(e)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding or deducting from the payment;

(f)	to any estate, inheritance, gift, sales, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(g)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any such note, if such payment can be made without such withholding by at least one other paying agent in a Member State of the European Union;

(h)	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(i)

to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the note been presented for payment on the last day of such 30 day period;

(j)	to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantively comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof in any jurisdiction implementing an intergovernmental approach thereto; or

(k)	in the case of any combination of the above listed items.

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Ranking

The notes will be unsecured general obligations of Pfizer and will rank equally with all other unsecured and unsubordinated indebtedness of Pfizer from time to time outstanding.

Listing

The notes are a new issue of securities, and there is currently no established trading market. We intend to apply to list the notes on the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. Currently there is no public market for the notes. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Covenants

The indenture contains a provision that restricts our ability to consolidate with or merge into any other person or convey or transfer our properties and assets as an entirety or substantially as an entirety to any other person. The indenture does not restrict our ability to convey or transfer our properties and assets other than as an entirety or substantially as an entirety to any other person. See “Description of Debt Securities—Consolidation, Merger or Sale” in the accompanying prospectus. The indenture contains no other restrictive covenants, including those that would afford holders of the notes protection in the event of a highly-leveraged transaction involving Pfizer or any of its affiliates or other events involving us that may adversely affect our creditworthiness or the value of the notes. The indenture also does not contain any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures. The notes will not have the benefit of covenants that relate to subsidiary guarantees, liens and sale leaseback transactions that apply to other of our existing unsecured and unsubordinated notes.

Further Issues

Pfizer may, without the consent of the holders of notes of any series, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes of any series (except for the issue date and the public offering price). Any additional notes having such similar terms, together with the notes of the applicable series, will constitute a single series of debt securities under the indenture. No additional notes of any series may be issued if an event of default has occurred with respect to the notes of that series. Pfizer will not issue any additional notes intended to form a single series with the notes of any series, unless such further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Optional Redemption of Fixed Rate Notes; Redemption for Tax Reasons; No Sinking Fund

At our option, we may redeem the fixed rate notes of any series, in whole, at any time, or in part, from time to time, prior to February 6, 2020 (one month prior to the maturity date) with respect to the 2020 notes, February 6, 2022 (one month prior to the maturity date) with respect to the 2022 notes and December 6, 2026 (three months prior to the maturity date) with respect to the 2027 notes. The redemption price will be equal to the greater of the following amounts:

•	100% of the principal amount of the fixed rate notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes being redeemed on that redemption date (not including the amount, if any, of accrued and unpaid interest to, but excluding, the redemption date) discounted to the redemption date on an annual basis at a rate equal to the sum of the Comparable Government Bond Rate plus (a) 15 basis points in the case of the 2020 notes, (b) 15 basis points in the case of the 2022 notes and (c) 15 basis points in the case of the 2027 notes;

plus, in each case, accrued and unpaid interest on the fixed rate notes being redeemed to, but excluding, the redemption date.

At any time on or after February 6, 2020 (one month prior to the maturity date) with respect to the 2020 notes, February 6, 2022 (one month prior to the maturity date) with respect to the 2022 notes and December 6, 2026 (three months prior to the maturity date) with respect to the 2027 notes, we may redeem such series of fixed rate notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed, plus in each case, accrued and unpaid interest on the fixed rate notes being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the applicable fixed rate notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the applicable fixed rate notes and the indenture. The redemption prices for the notes will be calculated on the basis of a 365-day year or a 366-day year, as applicable, and the actual number of days elapsed.

We will mail notice of any redemption at least 10 days, but not more than 60 days, before the redemption date to each registered holder of the fixed rate notes to be redeemed. Once notice of redemption is mailed, the fixed rate notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest applicable to such fixed rate notes to, but excluding, the redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the fixed rate notes to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the fixed rate notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an Independent Investment Banker.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means each of Barclays Bank PLC, BNP Paribas, Goldman, Sachs & Co. and J.P. Morgan Securities plc (or their respective affiliates that are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a broker or dealer of, and/or market maker in, German government bonds (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

On and after the redemption date, interest will cease to accrue on the fixed rate notes or any portion of the fixed rate notes called for redemption (unless we default in the payment of the redemption price and accrued and unpaid interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest on the fixed rate notes to be redeemed on that date. If fewer than all of the fixed rate notes of any series are to be redeemed, the fixed rate notes to be redeemed shall be selected by Euroclear and/or Clearstream, in the case of fixed rate notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of fixed rate notes that are not represented by a global security.

We may not redeem the floating rate notes at our option prior to maturity, other than as described below under “Redemption for Tax Reasons.”

The notes are not entitled to the benefit of a sinking fund.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent tax counsel of recognized standing selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to any series of the notes, then we may at our option, having given not less than 10 nor more than 60 days prior notice to holders, redeem, in whole, but not in part, the applicable series of notes at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest (including any additional amounts) on such notes to, but excluding, the redemption date.

Book-Entry

Global Clearance and Settlement

The notes of each series will be issued in the form of one or more global notes in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes representing the notes.

Except as set forth below, the global notes representing the notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interests in the global notes representing the notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold the notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

For so long as any series of the notes is represented by a global note deposited with, and registered in the name of a nominee for, a common depositary for Euroclear and/or Clearstream, each person (other than Euroclear or Clearstream) who is for the time being shown in the records of Euroclear or of Clearstream as the holder of a particular nominal amount of the notes (in which regard any certificate or other document issued by Euroclear or Clearstream as to the nominal amount of the notes standing to the account of any person shall be conclusive and binding for all purposes save in the case of manifest error) shall upon their receipt of a certificate or other document be treated by Pfizer and the trustee as the holder of such nominal amount of the notes and the registered holder of the global note representing such notes shall be deemed not to be the holder for all purposes other than with respect to the payment of principal or interest on such nominal amount of the notes, for which purpose the registered holder of the relevant global note shall be treated by Pfizer and the trustee as the holder of such nominal amount of notes in accordance with and subject to the terms of the global note representing the notes, and the expressions “noteholder” and “holder of notes” and related expressions shall be construed accordingly.

The information in this section concerning Euroclear and Clearstream Banking and their book-entry systems and procedures has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream has advised that:

•	It is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.

•	Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

•	Clearstream has established an electronic bridge with the Euroclear Operator to facilitate the settlement of trades between the nominees of Clearstream and Euroclear.

•	As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector.

•	Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that:

•	It was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

•	Euroclear is operated by the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator.

•	Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

•	Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

Euroclear and Clearstream Arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes representing the notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture and the notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes representing the notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of Pfizer, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes representing the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal, premium, if any, and interest with respect to the global notes representing the notes will be credited in euros to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes representing the notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial Settlement

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, the notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

•	the common depositary notifies us that it is no longer willing or able to act as a depositary for such global notes or ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor common depositary within 90 days;

•	an event of default has occurred and is continuing and the common depositary requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

In all cases, certificated notes delivered in exchange for any global note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal, premium and interest) and transfers with respect to the notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the corporate trust office of the paying agent) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the notes (maintained by the registrar), provided that all payments (including principal, premium and interest) on the notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with such registration may be required.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to holders of the notes as of the date hereof. Unless otherwise noted, this summary deals only with notes that are held as capital assets by a holder that acquired the notes upon original issuance at their initial offering price.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., financial institutions, insurance companies, “U.S. Holders” (as defined below) where functional currency is not the U.S. dollar, partnerships or other pass-through entities, expatriates or former long-term residents of the United States, persons subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons holding notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, and tax-exempt organizations). Furthermore, this summary does not address other U.S. federal tax consequences (e.g., estate or gift tax or the Medicare tax on net investment income) or tax consequences arising under the tax laws of any state, locality or non-U.S. jurisdiction.

This discussion is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, which could alter the U.S. federal income tax consequences described below. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought on any of the issues discussed herein, and there can be no assurance that the IRS or a court will concur with the conclusions reached below.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (a) it is subject to the primary supervision of a court within the United States and one or more United States persons are authorized to control all of its substantial decisions or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of notes (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and other entities or arrangements that are classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entity should consult an independent tax advisor.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND ANY OTHER TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE NOTES.

U.S. Holders

Interest

Stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on such U.S. Holder’s method of tax accounting.

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars on such date. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “—Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•	at such U.S. Holder’s election, the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. Holder’s adjusted tax basis in the note. Subject to the discussion below, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase and the amount realized by a U.S. Holder upon the Disposition of a note for an amount denominated in euros will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition.

If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and if it so elects, a U.S. Holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of its adjusted tax basis in the note and the amount realized on a Disposition of a note for an amount denominated in euros by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as described below, any gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the note exceeds one year on the date of Disposition. Long-term capital gains recognized by non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a Disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

Transactions in Euros

Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros received on the Disposition of a note by translating the euros received at the spot rate of exchange on the settlement date of the Disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note generally will not result in any exchange gain or loss for a U.S. Holder.

Reportable Transaction Reporting

Under applicable Treasury regulations, a U.S. Holder who participates in “reportable transactions”(as defined in the Treasury regulations) must attach to its U.S. federal income tax return a disclosure statement on IRS Form 8886. The Treasury regulations could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury regulations. U.S. Holders should consult their tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or disposition of the notes or any related transaction such as the disposition of any euros received in respect of the notes.

Non-U.S. Holders

Interest

Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Additional Withholding Requirements under the Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on interest received on the notes, provided that such interest is not effectively connected with such holder’s conduct of a trade or business in the United States and such holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation directly or indirectly related to us within the meaning of Section 881(c)(3)(C) of the Code, (iii) is not a bank receiving certain types of interest described in Section 881(c)(3)(A) of the Code, and (iv) satisfies certain certification requirements under penalty of perjury as to its status as a Non-U.S. Holder (generally through the provision of a properly completed and executed IRS Form W-8BEN, W-8BEN-E or other applicable IRS form).

Except as described in the preceding paragraph, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on interest received on the notes, unless such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States). A Non-U.S. Holder that is subject to U.S. federal income tax on interest under the rules described in the preceding sentence will not be subject to U.S. federal withholding tax on any such interest if the holder satisfies certain certification requirements under penalty of perjury (generally through the provision of a properly executed IRS Form W-8ECI or other applicable form). Interest that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

A Non-U.S. Holder that does not qualify for an exemption from U.S. federal withholding tax under the rules described above will generally be subject to withholding at a rate of 30% (or lower treaty rate, if applicable) on interest received on the notes.

Disposition of the Notes

Subject to the discussion below under the headings “—Information Reporting and Backup Withholding” and “Additional Withholding Requirements under the Foreign Account Tax Compliance Act,” gain realized by a Non-U.S. Holder on a Disposition of the notes (other than gain that represents accrued but unpaid interest, which will be subject to the rules regarding interest) generally will not be subject to U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) or, in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business in the United States (and, if an applicable treaty so requires, is attributable to the conduct of a trade or business through a permanent establishment or fixed base in the United States) will be subject to U.S. federal income tax on a net basis. In addition, if the Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax at a rate of 30% (or lower treaty rate, if applicable) on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments of interest on the notes that are made to the Non-U.S. Holder provided that the payer does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code, and the Non-U.S. Holder has provided certification that such holder is a Non-U.S. Holder.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a Disposition of notes within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payer under penalty of perjury that it is a Non-U.S. Holder (and the payer does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person as defined under the Code), or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from payments to a Non-U.S. Holder under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on interest payable on and, after December 31, 2018, gross proceeds from the disposition of, notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2018, gross proceeds from the disposition of, notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payer will generally be required to provide to the IRS. Each prospective investor is urged to consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

EU TAX CONSIDERATIONS

Directive on Administrative Cooperation in the Field of Taxation

The European Council Directive 2011/16/EU on administrative cooperation in the field of taxation (as amended by European Council Directive 2014/107/EU) (commonly referred to as the “Directive on Administrative Cooperation” or the “DAC”) implements in the European Union the Organization for Economic Cooperation and Development’s (the “OECD”) July 2014 Common Reporting Standard (the “CRS”) on the automatic exchange of information with effect from January 1, 2016. The CRS provides for each member state of the European Union to automatically report to the tax authorities of another member state certain information regarding taxpayers’ accounts, including interest income, dividends and other types of capital gains, and the annual balance of the accounts producing such items of income.

The CRS has also been implemented outside of the European Union: as of January 2017, 101 jurisdictions had committed to exchanging information under the CRS, with 54 undertaking to exchange information by 2017 and 47 by 2018.

PROSPECTIVE HOLDERS OF THE NOTES WHO ARE IN ANY DOUBT AS TO THEIR POSITION WITH REGARDS TO THE DAC SHOULD CONSULT THEIR OWN TAX ADVISORS.

The Proposed Financial Transaction Tax

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a directive for a common financial transaction tax (“FTT”) in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “Participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its published form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of notes should, however, be exempt.

Under the Commission’s Proposals, the FTT could apply in certain circumstances to persons both within and outside of the Participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution and at least one party is established in a Participating Member State. A financial institution may be, or be deemed to be, “established” in a Participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a Participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a Participating Member State.

The FTT proposal remains subject to negotiation between the Participating Member States and the scope of any such tax is uncertain. Additional Member States may decide to participate and/or certain of the Participating Member States may decide to withdraw.

PROSPECTIVE HOLDERS OF NOTES ARE ADVISED TO SEEK THEIR OWN PROFESSIONAL ADVICE IN RELATION TO THE FTT.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement and related pricing agreement, each dated February 28, 2017, among us and the underwriters in the table below, we have agreed to sell to each of the underwriters, and each such underwriter has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriters	Principal Amount of Floating Rate Notes	Principal Amount of 2020 Notes	Principal Amount of 2022 Notes	Principal Amount of 2027 Notes
Barclays Bank PLC	€187,500,000	€150,000,000	€150,000,000	€112,500,000
BNP Paribas	€187,500,000	€150,000,000	€150,000,000	€112,500,000
Goldman, Sachs & Co.	€187,500,000	€150,000,000	€150,000,000	€112,500,000
J.P. Morgan Securities plc	€187,500,000	€150,000,000	€150,000,000	€112,500,000
Credit Suisse Securities (Europe) Limited	€112,500,000	€90,000,000	€90,000,000	€67,500,000
HSBC Bank plc	€112,500,000	€90,000,000	€90,000,000	€67,500,000
Merrill Lynch International	€112,500,000	€90,000,000	€90,000,000	€67,500,000
Banco Santander, S.A.	€62,500,000	€50,000,000	€50,000,000	€37,500,000
Morgan Stanley & Co. International plc	€62,500,000	€50,000,000	€50,000,000	€37,500,000
Drexel Hamilton, LLC	€12,500,000	€10,000,000	€10,000,000	€7,500,000
Lebenthal & Co., LLC	€12,500,000	€10,000,000	€10,000,000	€7,500,000
Samuel A. Ramirez & Company, Inc.	€12,500,000	€10,000,000	€10,000,000	€7,500,000

Total	€1,250,000,000	€1,000,000,000	€1,000,000,000	€750,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The underwriters propose to offer the notes of each series directly to the public at the applicable public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at that public offering prices less concessions not in excess of:

•	0.100% of the principal amount in the case of the floating rate notes;

•	0.150% of the principal amount in the case of the 2020 notes;

•	0.198% of the principal amount in the case of the 2022 notes; and

•	0.300% of the principal amount in the case of the 2027 notes.

The underwriters may allow, and such dealers may reallow, concessions to certain other dealers not in excess of:

•	0.025% of the principal amount in the case of the floating rate notes;

•	0.100% of the principal amount in the case of the 2020 notes;

•	0.100% of the principal amount in the case of the 2022 notes; and

•	0.150% of the principal amount in the case of the 2027 notes.

After the initial offering of the notes to the public, the representatives of the underwriters may change the public offering prices and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Per floating rate note	0.125%
Per 2020 note	0.250%
Per 2022 note	0.350%
Per 2027 note	0.450%

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the issuance of the notes, Barclays Bank PLC, as stabilizing manager (or persons acting on its behalf) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that stabilization will necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The stabilizing manager may conduct these transactions in the over-the-counter market or otherwise. If the stabilizing manager commences any of these transactions, it may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and in the future may provide, certain investment and commercial banking and financial advisory services from time to time for us and our affiliates in the ordinary course of business for which they have received, and in the future would receive, customary fees and commissions. In addition, certain of the underwriters and their affiliates may act as agents or lenders under our credit facilities and hold positions in our outstanding securities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

There are no public trading markets for the notes. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after the consummation of the offering, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Prior to the offering, there have been no active trading markets for the notes. No assurance can be given as to the existence or the liquidity of any trading markets for the notes or that active public trading markets for the notes will develop. If active trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and certain other factors.

To the extent any underwriter that is not a United States registered broker-dealer intends to effect any sales of the notes in the United States, they will do so through one or more United States registered broker-dealers in accordance with the applicable U.S. securities laws and regulations and the rules of the Financial Industry Regulatory Authority.

We expect delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the notes (such settlement cycle being referred to herein as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes on the date of pricing or the next business day should consult their own adviser.

We estimate that our expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $3,000,000.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of notes described in this prospectus supplement may not be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Each of the underwriters has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issuance or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended). The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Margaret M. Madden, our Senior Vice President and Corporate Secretary, Chief Governance Counsel, will pass upon the validity of the notes. Ms. Madden beneficially owns, or has the right to acquire under our employee benefit plans, an aggregate of less than 1% of the outstanding shares of our common stock. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is also acting as legal counsel to us in connection with this offering. Simpson Thacher & Bartlett LLP, New York, New York will pass upon various legal matters for the underwriters relating to the offering.

EXPERTS

The consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.pfizer.com.

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND ANY FREE WRITING PROSPECTUS THAT WE MAY PROVIDE YOU IN CONNECTION WITH THIS OFFERING. WE AND THE UNDERWRITERS TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement, the accompanying prospectus or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 23, 2017;

•	Portions of Pfizer’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2016, that are incorporated by reference into Part III of Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•	Pfizer’s Current Reports on Form 8-K filed February 3, 2017, February 23, 2017 and February 28, 2017.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered by this prospectus supplement are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus supplement. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Senior Vice President and Corporate Secretary

Pfizer Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

The information contained on our website, our Facebook, YouTube and LinkedIn pages or our Twitter accounts does not, and shall not be deemed to, constitute a part of this prospectus supplement.

PROSPECTUS

PFIZER INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

PURCHASE UNITS

GUARANTEES

We may from time to time offer to sell debt securities, common stock, preferred stock, warrants, depositary shares, purchase contracts, purchase units or guarantees. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus. In addition, we may supplement, update or change any of the information contained in this prospectus by incorporating information by reference in this prospectus.

In addition, selling securityholders to be named in a prospectus supplement may offer our securities from time to time. To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

You should read this prospectus, the supplements to this prospectus and any incorporated documents carefully before you invest in any of our securities. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

We may offer and sell securities to or through one or more underwriters, dealers and agents, or directly to purchasers. The names and compensation of any underwriters or agents involved in the sale of securities will be described in a supplement to this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “PFE.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Investing in our securities involves risk. You should carefully consider the risk factors incorporated in this prospectus by reference and described under the heading “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 2, 2015.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction where it is unlawful. Neither the delivery of this prospectus or any accompanying prospectus supplement, nor any sale of securities made under these documents, will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus, any accompanying prospectus supplement or any free writing prospectus we may provide you in connection with an offering or that the information contained or incorporated by reference is correct as of any time subsequent to the date of such information. You should assume that the information in this prospectus or any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, is accurate only as of the date of the documents containing the information, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus to “Pfizer,” the “Company,” “we,” “us” and “our” are to Pfizer Inc. and its consolidated subsidiaries unless otherwise stated or the context so requires.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the SEC), using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time in one or more offerings and selling securityholders may offer such securities owned by them from time to time. You should carefully read this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that may be offered by us and/or selling securityholders. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. If this prospectus is inconsistent with the prospectus supplement, you should rely upon the prospectus supplement. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. For purposes of this prospectus, any reference to a prospectus supplement may also refer to a free writing prospectus unless the context requires otherwise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, as well as the information incorporated by reference in this prospectus or any accompanying prospectus supplement, may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim,” and other words and terms of similar meaning, or by using future dates in connection with any discussion of, among other things, our anticipated future operating or financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business development plans and plans related to share repurchases and dividends. In particular, these include statements relating to future actions, business plans and prospects, our recently-announced proposed acquisition of Hospira, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, plans relating to share repurchases and dividends, government regulation and financial results.

A list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Current Reports on Form 8-K, and in this prospectus and any accompanying prospectus supplement, in each case including in the section thereof captioned “Risk Factors.” You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements, and you are cautioned not to put undue reliance on forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law or by the rules and regulations of the SEC. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-K, 10-Q and 8-K reports and our other filings with the SEC.

THE COMPANY

Pfizer Inc. is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development and manufacture of healthcare products. Our global portfolio includes medicines and vaccines, as well as many of the world’s best-known consumer healthcare products. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world. Our revenues are derived from the sale of our products, and, to a much lesser extent, from alliance agreements, under which we co-promote products discovered by other companies (Alliance revenues). The majority of our revenues come from the manufacture and sale of biopharmaceutical products.

The Company was incorporated under the laws of the State of Delaware on June 2, 1942.

Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017-5755 and our telephone number is (212) 733-2323.

RISK FACTORS

You should consider carefully the information under the headings “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including our quarterly reports on Form 10-Q and our current reports on Form 8-K, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the years ended December 31, 2010 through 2014 is set forth below. All financial information for the years ended December 31, 2013, 2012, 2011 and 2010 reflect the June 24, 2013 disposition of Zoetis Inc. and its presentation as a discontinued operation. All financial information for the years ended December 31, 2011 and 2010 reflect Capsugel (the sale of which closed on August 1, 2011) as a discontinued operation. The financial information for the years ended December 31, 2012, 2011 and 2010 reflects the Nutrition business, which was acquired in 2009 and which we sold on November 30, 2012, as a discontinued operation.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before provision for taxes on income, noncontrolling interests and cumulative effect of a change in accounting principles less noncontrolling interests plus fixed charges, distributed income of equity-method investments, amortization of capitalized interest, excluding capitalized interest and equity income from equity-method investments. “Fixed charges” consists of interest expense (which includes amortization of debt premium, discount and other debt costs), preferred stock dividends, one-third of rental expense, which we believe to be a conservative estimate of an interest factor in our leases, which are not material, and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Year Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	9.3	11.3	7.7	7.2	5.4

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use net proceeds from the sale of the securities for general corporate purposes, including working capital, capital expenditures, acquisitions and the refinancing of existing debt. We may use funds that are not immediately needed for these purposes to temporarily invest in short-term marketable securities.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture dated as of January 30, 2001, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as successor to JPMorgan Chase Bank, N.A. (formerly The Chase Manhattan Bank), as trustee, unless otherwise specified in the prospectus supplement.

The following description is a summary of selected portions of the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read the indenture carefully for provisions that may be important to you.

We may issue the debt securities as original issue discount securities, which will be offered and sold at a discount below their stated principal amount. A prospectus supplement relating to original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in a prospectus supplement relating to any of these types of debt securities. A prospectus supplement relating to indexed debt securities or foreign currency debt securities will also describe any additional tax consequences or other special considerations applicable to these types of debt securities.

In addition, the material specific terms particular to debt securities of each series will be described in the prospectus supplement relating to the debt securities of that series.

General

The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium or with original issue discount. We may reopen a previous issue of debt securities and issue additional debt securities of the series.

The prospectus supplement relating to any debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities of the series to be issued;

•	the person to whom any interest on the debt securities will be payable, if other than the person in whose name that debt security is registered on the regular record date for such interest;

•	the date or dates on which the principal of the debt securities of the series is payable; and the right, if any, to shorten or extend the date on which the principal of any debt securities of the series is payable and the conditions to any such change;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, or the method by which such rate or rates will be determined; the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable; and the regular record date, if any, for the interest payable on such debt securities;

•	the right, if any, to extend the interest payment periods;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable; and whether, if acceptable to the trustee, any principal of such debt securities will be payable without presentation or surrender thereof;

•	any optional or mandatory redemption provisions;

•	any sinking fund or other provision that would obligate us to repurchase all or part of the debt securities;

•	if other than denominations of $100,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•	if other than the currency of the United States of America, the currency, currencies or currency units in which the principal of and any premium or interest on the debt securities will be payable and the manner of determining the equivalent in U.S. dollars;

•	if the amount of principal of or any premium or interest on the debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•	if the principal of or any premium or interest on the debt securities is to be payable, at the election of the company or a holder thereof, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or any premium or interest on such debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•	if other than the entire principal amount thereof, the portion of the principal amount of the debt securities which will be payable if maturity of the debt securities is accelerated;

•	the application, if any, of the terms of the indenture relating to defeasance and covenant defeasance to the debt securities;

•	if the principal amount payable at the stated maturity of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose under such debt securities or the indenture, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which the global debt securities may be exchanged for certificated debt securities and the depositary for such global debt securities;

•	any addition to, or modification or deletion of, any event of default or any covenant specified in the indenture;

•	any modification of the manner in which principal, premium, if any, or interest payable on any global debt securities will be paid, if other than in the manner specified in the indenture; and

•	any other terms of the debt securities.

The prospectus supplement relating to the debt securities of the series will be attached to the front of this prospectus.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under the indenture. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of the debt securities described in this prospectus.

Consolidation, Merger or Sale

We have agreed not to consolidate with or merge into any other person or convey or transfer our properties and assets as an entirety or substantially as an entirety to any other person, unless:

(a) the successor expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of and any premium and/or any interest on all the debt securities and the performance and observance of all of the covenants and conditions of the indenture that we would otherwise have to perform as if it were an original party to the indenture; and

(b) we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the indenture.

The successor will assume all our obligations under the indenture as if it were an original party to the indenture. After assuming such obligations, the successor will have all our rights and powers under the indenture.

Modification of Indenture

Under the indenture, the rights of the holders may be modified through a supplemental indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification consent to it. No modification of the maturity date or principal or interest payment terms, no modification of the currency for payment, no impairment of the right to sue for the enforcement of payment at the maturity of the debt security, no modification of any conversion rights, no modification reducing the percentage required for any such supplemental indenture or the percentage required for the waiver of certain defaults, and no modification of the foregoing provisions or any other provisions relating to the waiver of past defaults or the waiver of certain covenants, is effective against any holder without its consent.

Events of Default

Each of the following will constitute an Event of Default under the indenture with respect to debt securities of any series:

•	we fail to make the principal or any premium payment on any debt security of such series when due;

•	we fail to make any sinking fund payment for 60 days after payment was due by the terms of any debt security of such series;

•	we fail to pay interest on any debt security of such series for 60 days after payment was due;

•	we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it; or

•	we, or a court, take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. The Events of Default applicable to a particular series of debt securities will be discussed in the prospectus supplement relating to such series. A default under our other indebtedness will not be a default under the indenture for the debt securities covered by this prospectus, and a default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of debt securities of any default (except for defaults that involve our failure to pay principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default with respect to outstanding debt securities of any series occurs and is continuing, then the trustee or the holders of at least 33% in principal amount of outstanding debt securities of that series may declare, in a written notice, the principal amount (or, if any of the securities of that series are original issue discount securities, such portion of the principal amount of such securities as specified in the terms thereof) plus accrued and unpaid interest on all debt securities of that series to be immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in principal amount of the outstanding debt securities may rescind and annul the acceleration if:

•	the holders act before the trustee has obtained a judgment or decree for payment of the money due;

•	we have paid or deposited with the trustee a sum sufficient to pay overdue interest and overdue principal other than the accelerated interest and principal; and

•	we have cured or the holders have waived all Events of Default, other than the non-payment of accelerated principal and interest with respect to debt securities of that series, as provided in the indenture.

We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an Event of Default.

If a default in the performance or breach of the indenture shall have occurred and be continuing, the holders of not less than a majority in principal amount of the outstanding securities of all series affected thereby, by notice to the trustee, may waive any past Event of Default or its consequences under the indenture. However, an Event of Default cannot be waived with respect to any series of securities in the following two circumstances:

•	a failure to pay the principal of, and premium, if any, or interest on any security or in the payment of any sinking fund installment; or

•	a covenant or provision that cannot be modified or amended without the consent of each holder of outstanding securities of that series.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. Holders of a majority in principal amount outstanding of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such applicable series of debt securities.

We are required to deliver an annual officers’ certificate to the trustee, stating whether we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and, if we are in default, specifying all such defaults and the nature and status thereof.

Payment and Transfer and Exchange

We will pay principal, interest and any premium on fully registered securities at the place or places designated by us for such purposes. We will make payment to the persons in whose names the debt securities are registered on the close of business on the day or days specified by us. Any other payments will be made as set forth in the applicable prospectus supplement.

Holders may transfer or exchange fully registered securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge we are required to pay in connection with a transfer or exchange.

Upon surrender for registration of transfer of any security of any series in accordance with the terms of the indenture, we shall execute, and the trustee shall authenticate and deliver or make available for delivery, in the name of the designated transferee or transferees, one or more new securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount.

If the securities of any series are to be redeemed, we are not required to:

•	register, transfer or exchange securities of any series during a period beginning at the opening of business 15 days before the day we transmit a notice of redemption of securities of the series selected for redemption and ending at the close of business on the day of the transmission; or

•	register, transfer or exchange any security so selected for redemption in whole or in part, except the unredeemed portion of any security being redeemed in part.

Global Securities

We may issue the securities in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. We may issue the global securities in either registered or bearer form and in either temporary or permanent form.

The applicable prospectus supplement will describe the specific terms of the depositary arrangement with respect to the applicable securities of that series. We anticipate that the following provisions will apply to all depositary arrangements.

Once a global security is issued, the depositary will credit on its book-entry system the respective principal amounts of the individual securities represented by that global security to the accounts of institutions that have accounts with the depositary. These institutions are known as participants. The underwriters for the securities will designate the accounts to be credited. However, if we have offered or sold the securities either directly or through agents, we or the agents will designate the appropriate accounts to be credited.

Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary’s participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Except as provided in the applicable prospectus supplement, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by global securities registered in their names;

•	will not receive or be entitled to receive physical delivery of securities in definitive form; and

•	will not be considered owners or holders of these securities under the indenture.

Payments of principal, any premium and interest on the individual securities registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the holder of that global security. Neither we, nor the trustee, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a global security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of us and the trustee may act or refrain from acting without liability on any information provided by the depositary.

We expect that the depositary, after receiving any payment of principal, any premium or interest in respect of a global security, will immediately credit the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor in authorized denominations if the depositary notifies us that it is unwilling or unable to continue as the depositary and a successor depositary is not appointed by us within 90 days or we, in our discretion, determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. Subject to certain additional conditions, if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

•	we will be discharged from our obligations with respect to the debt securities of such series; or

•	we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us.

To exercise our defeasance option, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent related to the defeasance have been complied with.

Concerning the Trustee

The trustee, The Bank of New York Mellon, has provided banking and investment services to us in the past and may do so in the future as a part of its regular business.

DESCRIPTION OF CAPITAL STOCK

General

The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the Certificate of Incorporation), our by-laws, as amended (the By-Laws), and the applicable provisions of the Delaware General Corporation Law (the DGCL). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see “Where You Can Find More Information.”

Common Stock

Under the Certificate of Incorporation, we are authorized to issue up to 12 billion shares of common stock, par value $0.05 per share. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our stock. Holders of shares of common stock have one vote per share in all elections of Directors and on all other matters submitted to vote of our stockholders. The holders of common stock are entitled to receive dividends, if any, as and when may be declared from time to time by our Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of our affairs, the holders of common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in our net assets available for distribution to holders of common stock. The shares of common stock currently outstanding are fully paid and nonassessable. As of February 20, 2015, there were 6,128,855,392 shares of common stock issued and outstanding.

The prospectus supplement relating to any common stock being offered will include specific terms relating to the offering.

Preferred Stock

Under the Certificate of Incorporation, we are authorized to issue up to 27 million shares of preferred stock, without par value, of which 7,500 shares of preferred stock have been designated Series A convertible perpetual preferred stock. The preferred stock may be issued in one or more series, and the Board of Directors of Pfizer is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, and restrictions with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock. As of February 20, 2015, there were 706.84 shares of preferred stock issued and outstanding.

The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Series A Convertible Perpetual Preferred Stock. Our Series A convertible perpetual preferred stock is held by an Employee Stock Ownership Plan (Preferred ESOP) Trust and provides dividends at the rate of 6.25% of the stated value, which are accumulated and paid quarterly. The per-share stated value is $40,300, and the Series A convertible perpetual preferred stock ranks senior to our common stock and junior to all other preferred stock unless designated as ranking senior or on a parity with the new preferred stock as to dividends and liquidation rights. Each share is convertible, at the holder’s option, into 2,574.87 shares of our common stock. Each share of Series A convertible perpetual preferred stock is entitled to 2,574.87 votes per share in any matter submitted to the stockholders to vote. In most matters, holders of Series A convertible perpetual preferred stock vote together with the holders of common stock as one class. The conversion option is indexed to our common stock and requires share settlement, and, therefore, is reported at the fair value at the date of issuance. We may redeem the Series A convertible perpetual preferred stock at any time or upon termination of the Preferred ESOP, at our option, in cash, in shares of common stock, or a combination of both at a price of $40,300 per share.

Anti-takeover Effects of the Certificate of Incorporation, By-laws and Delaware Law

Certificate of Incorporation and By-laws. Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage some transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

•	limit the right of stockholders to call special meetings of stockholders to holders of at least 20% of the total number of shares of stock entitled to vote on the matter to be brought before the proposed special meeting;

•	authorize our Board of Directors to establish one or more series of preferred stock without stockholder approval;

•	authorize the Board to issue dividends in the form of stock purchase or similar rights, including rights that would have the effect of making an attempt to acquire us more costly;

•	grant to the Board of Directors, and not to the stockholders, the sole power to set the number of Directors;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing; and

•	subject to the rights of the holders of any one or more series of preferred stock then outstanding, allow our Directors, and not our stockholders, to fill vacancies on our Board of Directors, including vacancies resulting from the removal of one or more Directors or an increase in the number of Directors constituting the whole Board of Directors.

Delaware Law. We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving the corporation and the “interested stockholder” and the sale of more than 10% of the corporation’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and, as a result, could discourage attempts to acquire us, which could depress the market price of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, purchase contracts, purchase units or guarantees that may be offered pursuant to this prospectus.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder and the number of and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and any selling securityholder may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	to or through underwriters, brokers or dealers;

•	through agents;

•	on any national exchange on which the securities offered by this prospectus are listed or any automatic quotation system through which the securities may be quoted;

•	directly to one or more purchasers; or

•	through a combination of any of these methods.

In addition, we, or any selling securityholder, may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We and any selling securityholder may sell the securities offered by this prospectus at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

LEGAL MATTERS

Margaret M. Madden, our Vice President and Corporate Secretary, Chief Counsel – Corporate Governance, will pass upon the validity of the securities for us. Ms. Madden beneficially owns, or has the right to acquire under our employee benefit plans, an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The consolidated balance sheets of Pfizer Inc. and Subsidiary Companies as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. The filings are also available on our website at http://www.pfizer.com.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

•	Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on February 27, 2015; and

•	Pfizer’s Current Reports on Form 8-K filed on January 27, 2015, February 6, 2015 and February 10, 2015.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered by this prospectus are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Vice President and Corporate Secretary

Pfizer Inc.

235 East 42nd Street

New York, NY 10017-5755

(212) 733-2323

The information contained in our website does not constitute a part of this prospectus.